Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
Hamilton HM 11
Bermuda

Phone  (441) 292 8515
Fax (441) 292 5280

Press Release

Contact:      David R. Radulski   Roger R. Scotton
Investor Relations   Media Relations
(441) 294 7460    (441) 294 7165

XL CAPITAL LTD ANNOUNCES RESTRUCTURED EXECUTIVE MANAGEMENT

Hamilton, Bermuda - June 15, 2006 - Brian M. O’Hara, President and Chief Executive Officer, XL Capital Ltd (NYSE: XL) (“XL” or the “Company”) today announced an executive management restructuring.

A new Office of the Chief Executive Officer (OCEO) will be formed effective July 1. It will comprise five senior executive functions including XL’s Chief Financial Officer, Chief Investment Officer (designate), Chief Executive - Business Services and two newly-created roles, Chief Operating Officer and Chief of Staff.

Henry C.V. Keeling, formerly Global Head of Business Services and Chief Executive of Reinsurance Life Operations, has been appointed Chief Operating Officer. He will assume broad strategic responsibility for the Company’s underwriting risk assumption businesses, including insurance, general reinsurance, life reinsurance and financial products. Clive Tobin, Chief Executive Officer Insurance, and Jamie Veghte, Chief Executive Officer Reinsurance General Operations, will continue in those roles, as members of XL Capital’s Executive Management Board and as the key leaders of XL’s property and casualty segments, reporting to Mr. Keeling.

Fiona E. Luck, formerly Global Head of Corporate Services, has been appointed Chief of Staff. The new position is responsible for management of the Company’s Legal and Corporate Actuarial functions in addition to Ms. Luck’s existing role managing a wide range of other holding company functions including Corporate Strategy, Human Resources, Corporate Communications, Marketing and Corporate Social Responsibility.

Jerry de St. Paer and Sarah E. Street will continue in their roles as Chief Financial Officer and Chief Investment Officer (designate), respectively, and will become part of the OCEO.

XL is currently conducting an external search for the Chief Executive - Business Services. This fifth member of the OCEO will be responsible for overall execution and service delivery across the entire company and will oversee infrastructure and project management, including IT systems and technology, procurement, real estate, facilities, outsourcing and offshoring.

Commenting on the new OCEO, Mr. O’Hara said: “This is an important initiative in the 20th anniversary year of XL. I believe that the OCEO will provide a focused, enterprise-wide framework to allow our business leaders to leverage our strategic opportunities and execute on our business priorities. The Board and I have every confidence that this new executive management structure will help to drive profitability across our global platform, to the ultimate benefit of our shareholders, customers and employees.”

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis. As of March 31, 2006, XL Capital Ltd had consolidated assets of approximately $58.8 billion and consolidated shareholders' equity of approximately $8.5 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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